EXHIBIT 10.44

February 5, 2025

Parveen Kakar

Dear Parveen,

We consider your continued service and dedication to Superior Industries International, Inc. (the “Company” or “Superior”) essential to our business. To retain you as a key leader of the Company, we are pleased to offer you this Retention Bonus Agreement.

Retention Awards

You will be eligible for a restricted cash retention bonus of $400,000 USD subject to the terms of this letter and the attached Restricted Cash Retention Award Agreement and its Exhibits. The retention bonus will be paid to you on the next reasonable payroll date following the Vesting Date indicated below (the “Vesting Date”) provided you remain an employee of the Company on the Vesting Date.

Restricted Cash Award Amount:	$400,000 USD
Grant Date:	5 February 2025
Vesting Date (Restricted Period):	Vesting Date:
31, July 2026

Termination of Employment

If the Company terminates your employment before the Vesting Date other than for cause, the Company will be obligated to pay you the full amount of the cash retention bonus on the next reasonable payroll date following your termination date.

If you are terminated for cause at any point before the Vesting Date, you will not be eligible for the cash payment related to the Vesting Date.

For purposes of this Agreement, cause means:

Your willful and continued failure to perform substantially your duties with the Company.

Your willful engagement in illegal conduct, gross misconduct, breach of fiduciary duty or willful disregard of published Company policies and procedures or code of conduct.

Employment Relationship

This Agreement does not constitute, and may not be construed as, a commitment by Company to employ you for any specific duration. This Agreement does not change the at will nature of your employment relationship with Company. Consequently, either you or the Company may terminate your employment relationship at any time, with or without cause, and with or without notice.

Confidentiality

You agree that the monetary terms of this Agreement are confidential and will not be disclosed to any other person apart from attorney-client privileged communications, conversations with immediate family members and tax and financial advisors (whom you have informed of this confidentiality agreement and requested to abide by it) or as required by law.

Governing Law

The validity, interpretation and performance of this Agreement shall, in all respects, be governed by the relevant laws of the State of Michigan.

Modification

No provision of this Agreement may be modified, altered or amended, except by collective agreement between the Company and you in writing.

If you accept the terms of this Agreement, please sign below in the space provided.

Again, thank you for your leadership and dedication.

Sincerely,

Majdi Abulaban	Date
President and Chief Executive Officer

Acceptance

Parveen Kakar	Date

RESTRICTED CASH RETENTION AWARD AGREEMENT

1.
Grant of Restricted Award. The Company has granted to you the Restricted Cash Award (as specified in the preceding letter (“Notice of Grant”)) that represents the right to receive up to three cash payments, subject to the terms and conditions of the Notice of Grant and this Restricted Cash Retention Award Agreement (including the vesting conditions provided in the Notice of Grant).

2.
Restricted Period and Vesting. The Restricted Period shall expire on the Vesting Date. and the cash retention bonus payment, if any (“Vested Cash”), shall be distributed to the Participant as soon as reasonably practicable. Prior to the Vesting Date specified in the Notice of Grant, the remaining cash amount in the Restricted Award shall be defined in this Agreement as “Unvested Cash.”

3.
Forfeiture of Unvested Cash. If the Participant breaches any of the restrictive covenants contained in Exhibit A, then the Participant shall forfeit any cash payment contemplated under the Notice of Grant, whether Vested or Unvested and whether or not distributed to the Participant.

4.
Restriction on Payment. None of the Unvested Cash or any beneficial interest therein shall be transferred, encumbered or otherwise disposed of in any way until the occurrence of the Vesting Date. In addition, as a condition to any payment of Vested Cash after the Vesting Date, the Company may, in its discretion, require fulfillment of any requirements deemed necessary by counsel for the Company to comply with applicable law, including tax withholding requirements.

5.
Restrictive Covenants. Notwithstanding anything to the contrary in the Notice of Grant, to the extent permitted by applicable law, as a condition precedent to the Company granting you the Restricted Award, and in order to receive any payments pursuant to Section 6, Participant must have complied with the time-vesting restrictive conditions, as set forth in Exhibit A, through and including the Vesting Date and any post-employment restrictions that are applicable. For the avoidance of doubt, the restrictive conditions set forth in Exhibit A shall apply in addition to (and shall not be limited by the provisions of) any other non-competition, non-pooling, non-solicitation, confidentiality, non-disparagement or similar covenants or conditions to which the Participant is a party with the Company or any affiliate thereof.

6.
Distribution of Cash. The Company shall hold the Unvested Cash until the Vesting Date. When the Vesting Date occurs, as soon as reasonably practicable, the Company shall promptly distribute the Vested Cash to the Participant, if any, subject to the terms of the Notice of Grant.

8.
Tax Consequences. The Participant has reviewed with the Participant’s own tax advisors the federal, state, local and foreign tax consequences of the transactions contemplated by the Notice of Grant. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its employees or agents. The Participant understands that only the Participant (and not the Company) shall be responsible for the Participant’s own tax liability that may arise as a result of the transactions contemplated by the Notice of Grant.

9.
Withholding. No later than the date as of which an amount first becomes includible as income of Participant for any income and/or employment tax purposes with respect to any Vested Cash hereunder, Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, all federal, state, local and foreign income and/or employment taxes that are required by applicable law to be withheld with respect to such amount. Participant authorizes the Company to withhold from his or her compensation to satisfy any income and/or employment tax withholding obligations in connection with the Restricted Award. If Participant is no longer employed by the Company at the time any applicable taxes are due and must be remitted by the Company, Participant agrees to pay applicable taxes to the Company, and the Company may delay distribution of the Vested Cash until proper payment of such taxes has been made by Participant.

10.
General.

(a)
The Notice of Grant shall be governed by and construed under the laws of the State of Michigan.
(b)
The Notice of Grant, including this Restricted Cash Retention Award Agreement and its Exhibits, represent the entire agreement between the parties with respect to the Restricted Award granted to the Participant.

(c)
Any notice, demand or request required or permitted to be delivered by either the Company or the Participant pursuant to the terms of the Notice of Grant shall be in writing and shall be deemed given when delivered personally, deposited with an international courier service, or deposited in the U.S. Mail, First Class with postage prepaid, and addressed to (i) the Participant at the addresses set forth in the Notice of Grant or as the Participant may request by notifying the Company in writing and (ii) the Company at its corporate headquarters to the attention of its Chief Financial Officer.

(d)
The rights of the Company under the Notice of Grant shall be transferable to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by, the Company’s successors and assignees. The rights and obligations of the Participant under the Notice and Agreement may only be assigned with the prior written consent of the Company.

(e)
Upon a request by the Company to the Participant, the Participant agrees to execute any further documents or instruments necessary or desirable to carry out the purposes or intent of the Notice of Grant.

(f)
Participant acknowledges and agrees that the Restricted Award granted pursuant to the Notice of Grant shall be vested only by providing Continuous Service through the Vesting Date as an Employee.

(g)
If any term, provision, covenant, paragraph, or condition of this Agreement is held to be invalid, illegal, or unenforceable by any court of competent jurisdiction, that provision shall be modified or eliminated to the minimum extent necessary so this Agreement shall otherwise remain enforceable in full force and effect.

EXHIBIT A: TO THE 2020 NOTICE OF GRANT AND RESTRICTED CASH RETENTION AWARD AGREEMENT

As a condition precedent to the Company granting you the Restricted Award, and in order to receive any cash payments pursuant to such grant, Participant must have complied with the following restrictive conditions, through and including the Vesting Date and any post-employment restrictions that are applicable. Any capitalized term in this Exhibit A that is not defined herein shall have the meaning set forth in the Notice of Grant and Restricted Cash Retention Award Agreement.

1.
Nondisclosure and Nonuse of Confidential Information.

Participant shall not use or disclose to any person, either during Participant’s Continuous Service or thereafter, any Confidential Information (as defined below) of which Participant is or becomes aware, whether or not such information is developed by him or her, for any reason or purpose whatsoever, nor shall he or she make use of any of the Confidential Information for his or her own purposes or for the benefit of any person except the Company or its affiliates, except (i) to the extent that such disclosure or use is directly related to and required by Participant’s performance in good faith of duties assigned to Participant by the Company or an affiliate thereof or (ii) to the extent required to do so by a court of competent jurisdiction. Participant will take all appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. Participant shall deliver to the Company at the termination of Participant’s Continuous Service, or at any time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information or the Work Product (as defined below) of the Company or any affiliate thereof that Participant may then possess or have under his or her control.

“Confidential Information” means information that is not generally known to the public (including the existence and content of the Notice of Grant) and that is used, developed or obtained by the Company or any of its affiliates in connection with its business, including, but not limited to, information, observations and data obtained by Participant during Participant’s Continuous Service with the Company, an affiliate or any predecessors thereof (including those obtained prior to the date of the Notice of Grant) concerning (i) the business or affairs of the Company or any affiliate (or such predecessors) and (ii) products, services, fees, costs, pricing structures, analyses, drawings, photographs and reports, computer software (including operating systems, applications and program listings), data bases, accounting and business methods, inventions, devices, new developments, methods and processes (whether patentable or unpatentable and whether or not reduced to practice), customers and clients and customer and client lists, all technology and trade secrets, and all similar and related information in whatever form. Notwithstanding the foregoing, “Confidential Information” will not include any information that has been published in a form generally available to the public prior to the date Participant proposes to disclose or use such information.

Participant acknowledges and agrees that the existence, terms and amount of the Notice of Grant is confidential in nature. In consideration of the Company granting the Restricted Award to Participant, Participant agrees that the Notice of Grant (i) will be kept confidential by Participant and (ii) will not, without the Company’s prior written consent, be disclosed to any employee of the Company or any other person (other than any attorney, accountant, or spouse of a Participant or as required by law).

For the avoidance of doubt, this Section 1 does not prohibit or restrict the Participant (or the Participant’s attorney) from responding to any inquiry about the Notice of Grant or its underlying facts and circumstances by the Securities and Exchange Commission, the Financial Industry Regulatory Authority, any other self-regulatory organization or governmental entity, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. The Participant understands and acknowledges that he or she does not need the prior authorization of the Company or an affiliate thereof to make any such reports or disclosures and that he or she is not required to notify the Company that he has made such reports or disclosures.

Notwithstanding anything in this Section 1 or elsewhere in the Notice of Grant to the contrary, the Participant understands that he or she may, pursuant to the U.S. Defend Trade Secrets Act of 2016 (“DTSA”), without informing the Company prior to any such disclosure, disclose Confidential Information (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, without informing the Company prior to any such disclosure, if the Participant files a lawsuit against the Company for retaliation for reporting a suspected violation of law, the Participant may, pursuant to the DTSA, disclose Confidential Information to his or her attorney and use the Confidential Information in the court proceeding or arbitration, provided that the Participant files any document containing the Confidential Information under seal and does not otherwise disclose the Confidential Information, except pursuant to court order. Without prior authorization of the Company, however, the Company does not authorize the Participant to disclose to any third party (including any government official or any attorney the Participant may retain) any communications that are covered by the Company’s attorney-client privilege.

2.
Covenants Not to Compete or Solicit.

Non-Competition. During Participant’s Continuous Service (as defined below) and ending twelve (12) full months after the later of (i) the effective date of the termination of such Continuous Service and (ii) the last date on which Participant receives compensation from Company or any of its affiliates related to Participants’ employment or service relationship with the Company or any of its affiliates or any termination thereof (the “Exhibit A Restricted Period”), Participant shall not, and will cause his/her affiliates not to, directly or indirectly, through or in association with any third party, in the applicable geographical area described in Exhibit B (the “Restricted Area”), (i) engage in, sell or provide any products or services which are the same or similar to or otherwise competitive with the products and services sold or provided by the Company or any Affiliate; and/or (ii) own, acquire, or control any interest, financial or otherwise, in a third party or business engaged in selling or providing the same, similar or otherwise competitive services or products which the Company or any affiliate is selling or providing, other than ownership of one percent (1%) or less of the equity of a publicly-traded company.

“Continuous Service” means that a Participant’s employment or service relationship with the Company or any of its affiliates is not interrupted or terminated. Continuous Service shall not be considered interrupted in the following cases: (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company and any Subsidiary or successor. A leave of absence approved by the Company shall include sick leave, military leave or any other personal leave approved by an authorized representative of the Company. For purposes of any award that is subject to Section 409A of the Internal Revenue Code, the determination of a leave of absence must comply with the requirements of a “bona fide leave of absence” as provided in Treasury Regulations Section 1.409A-1(h).

Non-Solicitation. During the Exhibit A Restricted Period, Participant shall not (i) directly, or indirectly through another person, hire any employee of the Company or any of its affiliates or induce any employee of the Company or any of its affiliates to leave the employ of the Company or any of its affiliates, and/or (ii) directly, or indirectly through another person induce any customer, supplier, licensee, vendor or other business relation of the Company or any of its affiliates to cease doing business with the Company or any of its affiliates, or in any way intentionally interfere with the relationship between any such customer, supplier, licensee, vendor or business relation, on the one hand, and the Company or any of its affiliates, on the other hand.

3.
Intellectual Property Rights.

(a)
Participant hereby assigns, transfers and conveys to the Company all of Participant’s right, title and interest in and to all Work Product. Participant agrees that all Work Product belongs in all instances to the Company. Participant will promptly disclose such Work Product to the Company and perform all actions reasonably requested by the Company or an affiliate thereof (whether during or after the period of Participant’s Continuous Service with the Company or an affiliate thereof) to establish and confirm the Company’s ownership of such Work Product (including, without limitation, the execution and delivery of assignments, consents, powers of attorney and other instruments) and to provide reasonable assistance to the Company (whether during or after the period of Participant’s Continuous Service with the Company of an affiliate thereof) in connection with the prosecution of any applications for patents, trademarks, trade names, service marks or reissues thereof or in the prosecution or defense of interferences relating to any Work Product. Participant recognizes and agrees that the Work Product, to the extent copyrightable, constitutes works for hire under the copyright laws of the United States.
(b)
“Work Product” means all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, trade dress, logos and all similar or related information (whether patentable or unpatentable) which relates to the Company’s or any of its affiliates’ actual or anticipated business, operations, research and development or existing or future products or services and which are conceived, developed or made by Participant (whether or not during usual business hours and whether or not alone or in conjunction with any other person) during the period of Participant’s Continuous Service together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing. Notwithstanding the foregoing, “Work Product” shall not include the patents and other assets set forth on Exhibit C hereto. Participant hereby represents and warrants that the patents and other assets owned by Participant set forth on Exhibit C are not related in any way to the Company, except as stated therein.

(c)
Non-Disparagement. The Participant shall not, in any manner, directly or indirectly, make any oral or written statement to any person that disparages or places the Company or an affiliate thereof or any of their respective officers, shareholders or advisors, or any member of the Board, in a false or negative light; provided, however, that the Participant shall not be required to make any untruthful statement or to violate any law.

4.
Enforcement.

Participant understands that the restrictions set forth in Exhibit A to the Notice of Grant and Restricted Cash Retention Award Agreement may limit his or her ability to earn a livelihood in a business similar to the business of the Company or an affiliate thereof, but he or she nevertheless believes that he or she has received and will receive sufficient consideration and other benefits in connection with his or her Continuous Service with the Company or an affiliate thereof to clearly justify such restrictions which, in any event (given his or her education, skills and ability), Participant does not believe would prevent him or her from otherwise earning a living. Participant has carefully considered the nature and extent of the restrictions placed upon him or her by Exhibit A to the Notice of Grant and Restricted Cash Retention Award Agreement, and hereby acknowledges and agrees that the same are reasonable, do not confer a benefit upon the Company disproportionate to the detriment of Participant and are reasonable in time, scope and territory and necessary for the protection of the Company and its affiliate and are an essential inducement to the Company’s grant of the Restricted Award.

Because Participant’s services are unique and because Participant has access to Confidential Information and Work Product, the Parties hereto agree that money damages would be an inadequate remedy for any breach of the provisions of Exhibit A to the Notice of Grant and Restricted Cash Retention Award Agreement. Therefore, in the event of a breach or threatened breach of the restrictions in Exhibit A to the Notice and Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor at law or in equity, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security) or require Participant to account for and pay over to the Company all compensation, profits, moneys, accruals, increments or other benefits derived from or received as a result of any transactions constituting a breach of the covenants contained in Exhibit A to the Notice and Agreement, if and when the judgment of a court of competent jurisdiction is so entered against Participant.

If, at the time of enforcement of the restrictions provided in Exhibit A to the Notice and Agreement, a court or arbitrator holds that the restrictions stated herein are unreasonable under the circumstances then existing, the parties agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area determined to be reasonable under the circumstances by such court or arbitrator, as applicable.

Participant covenants and agrees that he or she will not seek to challenge the enforceability of the covenants contained in Exhibit A to the Notice and Agreement against the Company or any of its affiliates, nor will Participant assert as a defense to any action seeking enforcement of the provisions contained in Exhibit A to the Notice and Agreement (including an action seeking injunctive relief) that such provisions are not enforceable due to lack of sufficient consideration received by Participant.

EXHIBIT B: RESTRICTED TERRITORY

For U.S. Employees: United States

For Mexican Employees: Mexico

For German Employees: Germany

For Polish Employees: Poland

Exhibit C: Excluded Work Product

I have no inventions.

The following is a complete list of all Work Product relative to the subject matter of my Service with the Company that have been created by me, alone or jointly with others, prior to the Grant Date, which might relate to the Company’s present business:

Additional sheets attached.

Participant Signature:	Date:

116087.000001 4844-8645-1131.3